Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

B. RILEY FINANCIAL, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

B. Riley Financial, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the name of the Corporation is B. Riley Financial, Inc. The Corporation was originally incorporated under the name Great American Group, Inc.

SECOND: That the Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 7, 2009. On August 17, 2015, the Corporation filed an Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”) with the Secretary of State of the State of Delaware.

THIRD: That the Board of Directors of the Corporation has duly adopted resolutions proposing this Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Amendment”), and that said Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FOURTH: That the first paragraph of Article IV(A) of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“The total number of shares of capital stock which the Corporation shall have the authority to issue is One Hundred One Million (101,000,000) shares, such shares being divided into One Hundred Million (100,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”), and One Million (1,000,000) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer, this 26th day of July, 2018.

B. RILEY FINANCIAL, INC.,

a Delaware corporation

By:     /s/ Bryant R. Riley

Name: Bryant R. Riley

Title: Co-Chief Executive Officer